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                                                                     EXHIBIT 3.7

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            LUMEN TECHNOLOGIES, INC.

         FIRST.  The name of the Corporation is Lumen Technologies, Inc.

         SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD.   The nature of the business or purposes to be conducted or
promoted by the Corporation is as follows:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 par value per share.

         The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

         FIFTH.   In furtherance of and not in limitation of powers conferred by statute, it is further provided:

                  1.       Election of directors need not be by written ballot.

                  2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

         SIXTH.   Except to the extent that the General Corporation Law of
Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

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         SEVENTH. The Corporation shall to the fullest extent permitted by the
General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under the General Corporation Law of Delaware from and against any and all of the expenses, liabilities or other matters referred to in or covered by the General Corporation Law of Delaware, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

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